---------
 FORM 4
---------
                                                 STATEMENT OF
                                       CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person*
     ----------------- ---------------------------------------------------------------------------------------------------------
     (Last)             LAUER
     ----------------- ---------------------------------------------------------------------------------------------------------
     (First)            THOMAS
     ----------------- ---------------------------------------------------------------------------------------------------------
     (Middle)           W.
     ----------------- ---------------------------------------------------------------------------------------------------------
     (Street)           5975 Castle Creek Parkway, North Drive
     ----------------- ---------------------------------------------------------------------------------------------------------
     (City)             Indianapolis
     ----------------- ---------------------------------------------------------------------------------------------------------
     (State)            IN
     ----------------- ---------------------------------------------------------------------------------------------------------
     (Zip)              46250
     ----------------- ---------------------------------------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ------------------------------------- -------------------------------------------------------------------------------------
     (Issuer Name)                          ITT Educational Services, Inc.
     ------------------------------------- -------------------------------------------------------------------------------------
     (Ticker or Trading Symbol)             ESI
     ------------------------------------- -------------------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------- ----------------------------------------------------------------------------------------------------
     (I.D. Number)
     ---------------------- ----------------------------------------------------------------------------------------------------

4.   Statement for Month/Year
     --------------- -----------------------------------------------------------------------------------------------------------
     (Month)          January
     --------------- -----------------------------------------------------------------------------------------------------------
     (Year)           2001
     --------------- -----------------------------------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     -------------- ------------------------------------------------------------------------------------------------------------
     (Month)
     -------------- ------------------------------------------------------------------------------------------------------------
     (Day)
     -------------- ------------------------------------------------------------------------------------------------------------
     (Year)
     -------------- ------------------------------------------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
        X
     ------- ------------------------------------- -----------------------------------------------------------------------------
       / /   (Director)
     ------- ------------------------------------- -----------------------------------------------------------------------------
       /X/   (Officer, Include title)               Senior Vice President
     ------- ------------------------------------- -----------------------------------------------------------------------------
       / /   (10% Owner)
     ------- ------------------------------------- -----------------------------------------------------------------------------
       / /   (Other, specify)
     ------- ------------------------------------- -----------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
        X
     ------- -------------------------------------------------------------------------------------------------------------------
       /X/   Form filed by One Reporting Person
     ------- -------------------------------------------------------------------------------------------------------------------
       / /   Form filed by More than One Reporting Person
     ------- -------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
1.Title of Security          2.Transac-  3. Transaction   4. Securities Acquired      5. Amount of   6. Owner-     7. Nature of
(Instr.3)                    tion Date   Code (Instr.8)   (A) or Disposed of (D)      Securities     ship Form:    Indirect
                             (Month/                      (Instr. 3, 4, and 5)        Beneficially   Direct (D)    Beneficial
                             Day/Year)   -------------------------------------------- Owned at End   or Indirect   Ownership
                                         Code       V     Amount    (A) or   Price    of Month       (I)           (Instr.4)
                                                                    (D)               (Instr. 3 & 4) (Instr.4)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/23/01     A        V       1,018     A                6,860 shares    D
                                                           shares
---------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- -------------
                                                                                      644 shares (1)  I             By 401(k)
                                                                                                                    Plan
---------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- -------------

---------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- -------------

---------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- -------------

---------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- -------------

---------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- -------------

---------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instructions 4(b)(v).

--------------------
 FORM 4 (CONTINUED)
--------------------

---------------------------------------------------------------------------------------------------------------------------------
                          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
1. Title of     2. Conversion  3. Transaction   4. Transaction   5. Number of Derivative Securities     6. Date Exercisable and
Derivative      or Exercise    Date             Code (Instr.8)   Acquired (A) or Disposed of (D)        Expiration Date
Security        Price of       (Month/Day/Year)                  (Instr.3,4, and 5)                     (Month/Day/Year)
(Instr.3)       Derivative
                Security
                                                ---------------------------------------------------------------------------------
                                                Code       V     (A)                           (D)      Date         Expiration
                                                                                                        Exercisable  Date
---------------------------------------------------------------------------------------------------------------------------------
Stock Option     $19.438        1/23/01          A                6,666                                  1/23/02      1/25/11
(Right to Buy)
(2)
--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------
Stock Option     $19.438        1/23/01          A                6,666                                  1/23/03      1/25/11
(Right to Buy)
(2)
--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------
Stock Option     $19.438        1/23/01          A                6,667                                  1/23/04      1/25/11
(Right to Buy)
(2)
--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

--------------- -------------- ---------------- -------- ------- ----------------------------- -------- ------------ ------------

-----------------------------------------------------------------------------------------------------------------------------------
                     TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                                 (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying Securities  8. Price of       9.Number of             10. Ownership Form   11. Nature of Indirect
(Instr.3 and 4)                               Derivative        Derivative Securities   of Derivative        Beneficial Ownership
                                              Security          Beneficially Owned at   Security: Direct     (Instr.4)
--------------------------------------------- (Instr.5)         End of Month (Instr.4)  (D) or Indirect
Title                         Amount or                                                 (I) (Instr.4)
                              Number of
                              Shares
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                   6,666
----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------
Common Stock                   6,666
----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------
Common Stock                   6,667           20,000            D
----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

----------------------------- --------------- ----------------- ----------------------- -------------------- ----------------------

Explanation of Responses:
(1) From February 1, 2000 through January 15, 2001, the reporting person acquired 268 shares of ESI common stock under the ESI 401(k) plan.
(2) Options awarded under the 1997 ITT Educational Services, Inc. Incentive Stock Plan, a Rule 16b-3 plan.

                                                                         /s/ Thomas W. Lauer                         2/1/01
**Intentional misstatements or omissions of facts constitute Federal     -------------------------------------    -------------
Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).             **Signature of Reporting Person           Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.

Potential persons who are to respond to the collection of information Contained in this form are not required to respond unless the form displays a currently valid OMB Number.


----------------------------------------------------------------------------------------------------------------------------------
                To view the actual filing form and general Instructions go to: www.sec.gov/smbus/forms/form4.htm
----------------------------------------------------------------------------------------------------------------------------------

                                                                     Page 2 of 2